TERM SHEET

PARTIES: ACCUPOLL HOLDING CORP., a Nevada corporation ("ACCUPOLL") traded on the Over The Counter Bulletin Board under the symbol "ACUP", and PAVEL HOLIK, or its ASSIGNS.

SECURITIES
LAW STATUS:         ACCUPOLL is a publicly-held corporation whose common  stock is  traded  on the  NASD's  Over  The  Counter Bulletin
                    Board market,  and is subject to the Securities Act of 1933
                    (the "Securities  Act") and the Securities  Exchange Act of
                    1934 (the "Exchange Act).

STRUCTURE OF
TRANSACTION:        The transaction shall consist of an issuance of 3,400,000
                    shares in return for a $500,000 stock loan at $.1471 per share. Term and conditions of loan agreement shall be defined in a separate agreement.

AMOUNT OF THE
INVESTMENT:         $500,000 in cash, at CLOSING, assuming all shares issued
                    into escrow at CLOSING.

REGISTRATION :      no registration rights

CLOSING: CLOSING of the transaction promulgated herein shall occur approximately July 20, 2003. This terms sheet, along with stock loan agreement, executed by both parties, shall constitute a binding agreement among parties, or Pavel Holik's consent to a waiver of same.

CORPORATE
ORGANIZATION:       ACCUPOLL warrants and represents that it and its
                    subsidiaries are in good standing and that there are no current or pending SEC, NASD, FTC, or foreign, investigations, charges, or allegations against it or any subsidiary, nor any current or known to be pending actual or threatened stockholder or other third party civil lawsuits against it.

ISSUANCE OF
SHARES: All ACCUPOLL shares of common stock shall be validly issued, fully paid and non-assessable..

REPRESENTATIONS
AND WARRANTIES:     ACCUPOLL warrants and represents that all such matters as
                    are ordinary and customary in transactions of this nature and scope including, without limitation, and where applicable, warranties and representations as to valid incorporation or formation and good standing, authorization of the transaction, title to assets, the absence of any known event or circumstance which would be or result in material adverse change in the business or operations of ACCUPOLL, the loss


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                    of any significant customer or supplier of ACCUPOLL,
                    confirmation as to the liabilities and obligations of ACCUPOLL, the accuracy and validity of the financial statements of ACCUPOLL, the accuracy of the tax returns of ACCUPOLL, the absence of any litigation or pending claims against ACCUPOLL, the compliance of all applicable laws by ACCUPOLL in the conduct of its business operations, the payment of any and all required taxes by ACCUPOLL, confirmation as to employment contracts, personnel and collective bargaining agreements affecting the operations of ACCUPOLL, the maintenance of appropriate insurance coverage upon the assets of ACCUPOLL and the accuracy and validity of any and all material agreements and obligations of ACCUPOLL.

CONDITIONS
PRECEDENT:          The obligations of each party to effect the  transactions
                    described herein shall be subject to the conditions precedent that: (i) no statute, rule, regulation, executive order, decree, ruling or order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the any of the transactions described herein, (ii) all material representations and warranties of ACCUPOLL shall be true and correct in all respects as of the CLOSING, (iii) all agreements and covenants to be performed or complied with by ACCUPOLL shall have been conformed or complied with in all material respects as of the CLOSING, (iv) the parties shall have received requisite opinions from legal counsel and independent certified public accountants as to the effectiveness of the transactions, the expected tax implications thereof, and all other actions necessary or appropriate to effect the transaction.

INDEMNIFICATIONS:   This terms sheet incorporates by reference and  includes
                    mutual and reciprocal indemnifications of each of ACCUPOLL, and Pavel Holik by the other party as are customary and usual in transactions of this nature and scope.

CONDUCT OF
BUSINESS:           From and after the date of this Term Sheet  and until the
                    earlier to occur of the termination of this Term Sheet or the CLOSING, ACCUPOLL shall at all times carry on its business and activities in its day to day business operations as currently conducted, shall not acquire or dispose of any assets used in its business operations other than in the ordinary course of business as currently conducted and consistent with past practice and, to the extent consistent therewith, shall use all reasonable efforts to preserve intact its current business organizations, key employees and personnel and relationships with those persons having business dealings with it.

FEES AND
EXPENSES:           ACCUPOLL shall be responsible for any and all of  its own
                    fees and expenses, including, without limitation, professional fees payable to attorneys and


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                    accountants, which are incurred in connection with the
                    transaction contemplated by this terms sheet.

TERMINATION:        The obligations of the parties under this Term  Sheet may be terminated: (i) by mutual written consent of ACCUPOLL and Pavel Holik, (ii) by either ACCUPOLL or Pavel Holik if the other party shall have breached or failed to perform in any material respect any of the obligations or agreements set forth in this Term Sheet.

AMENDMENT:          This Term Sheet may be amended by the parties by  mutual
                    agreement at any time prior to the CLOSING.

GOVERNING LAW:      This Term Sheet shall be governed by and construed in
                    accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

The undersigned parties to this Term Sheet do hereby agree and covenant as set forth in this Term Sheet and hereby undertake the obligations and duties described herein on the terms and conditions of this Term Sheet on this date:__________________.

ACCUPOLL HOLDINGS CORP.                     PAVEL HOLIK
A Nevada corporation

By:_____________________________            By:_______________________________
     Dennis Vadura
     CEO / Director

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